Exhibit 10.32

REVISED

December 5, 2006

Colin F. Flannery

1161-4 Sheridan Road

Atlanta, GA 30324

Dear Colin,

I am pleased to confirm our offer of employment with Sensus Metering Systems Inc. for the position of Vice President & General Counsel located in Raleigh, NC. In this capacity, you will report directly to Dan Harness, Chief Executive Officer for Sensus Metering Systems. Your starting salary will be $20,833.34 per month (if annualized this equates to $250,000 per year) and your starting date will be February 1, 2007 with the understanding that you will need several days to complete an assignment for your previous employer in February. Please note the annual base salary is reflective of salary survey data supplied to us by our salary consultants Radford. According to the survey data for those company’s of similar size to Sensus the base salary we are offering is at the high end of salary range. In addition to base salary as a member of the Executive Management team you will participate in the Management Incentive Plan at a target rate of 35% of your base earnings. You will also receive a share grant of 40,000 Class B Common shares. Additionally you will have the use of a Company leased vehicle under the terms of the Sensus Metering Systems Executive Vehicle Policy. The renter’s relocation package is being offered to you to reimburse your moving expenses from your permanent home in Atlanta to a Raleigh apartment as per the Sensus Metering Systems Relocation Policy.

Your benefits package includes health and dental insurance, life insurance, and 401(k) savings plan. The Company provides you, at no cost, with 2X your annual base salary in term life insurance and 1X your base annual salary in Accidental Death Dismemberment (AD&D) coverage. We also provide reimbursement for educational and professional certification expenses. All benefit programs will commence on the first of the month following your hire date however, you are eligible to participate in the Company 401(k) plan immediately. You will also be immediately eligible for fifteen (15) days of vacation for the remainder of the calendar year in 2007 and twenty (20) days per year beginning on January 1, 2008. In addition you will participate in the Raleigh holiday schedule, which provides twelve paid holidays annually.

As with all new hires, your employment is contingent upon satisfactory reference checks and your successful completion of our post employment offer drug screening. We will coordinate this screening upon your written acceptance of our offer. We also require presentation of documentation verifying your identity and legal ability to work in the United States (I-9). Additionally, your employment is contingent upon your not having entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Sensus Metering Systems. If you have entered into such an agreement, you must forward a copy of it to me before further action can be taken on this offer of employment.

Colin, we are pleased that you are considering joining our organization. If you have any questions, please do not hesitate to contact me directly or acknowledge your acceptance by signing this offer as indicated below.

Sincerely,

/s/ Mike DeCocco
Mike DeCocco

I acknowledge acceptance of this offer:	/s/ Colin Flannery	on 12/6/2006
	Colin Flannery	Date
Cc: Dan Harness

Mike DeCocco

Vice President Human Resources

8601 Six Forks Road, Suite 300, Raleigh, NC 27615 USA

Telephone: 919 845 4008 Facsimile: 919 845 3995

Email: mike.decocco@sensus.com    www.sensus.com